Exhibit 99.4

PACIFIC CONTINENTAL CORPORATION

RESTRICTED STOCK UNITS

EXECUTIVE AWARD AGREEMENT

THIS AWARD AGREEMENT (“Agreement”) is entered into by and between Pacific Continental Corporation (“Company”) and                                          (“Grantee”).

1.	Basic Terms of Award

Date of Award:

Number of Restricted Stock Units:

Closing Market Stock Price on the Date of Award:

Fair Market Value of Common Stock (per share) on Date of Award

Vested awards shall be settled by the Company net of required income tax withholdings. In accordance with Grantee’s election to exercise the Vested portion of the Award on each Vesting Date as provided in Section 6 below, the Company will issue Common Stock as soon as is practicable after each Vesting date.

2.	Company hereby grants to Grantee the number of Restricted Stock Units (“RSUs”) described above (“Award”). The Award entitles Grantee to receive a payment in Common Stock, as indicated above, of one share of Common Stock per Restricted Stock Unit, less applicable withholding taxes. If, as expected, the Company withholds shares of Common Stock to satisfy withholding tax obligations with respect to Vested RSUs, the actual number of shares of Common Stock issued to Grantee upon each Vesting will be less than the number of RSUs that Vest. The number of shares issued shall not be increased or otherwise adjusted because of dividends or other distributions paid at any time on or with respect to shares of stock of Company.

3.	The Award is made under the Pacific Continental Corporation Amended and Restated 2006 Stock Option and Equity Compensation Plan (the “Plan”), a copy of which has been provided to Grantee. The terms and conditions of the Plan are hereby incorporated hereinto and made a part hereof. In the event of a conflict between the terms and conditions of the Plan and the terms and conditions of this Agreement, the former shall govern. Capitalized terms used in this Agreement that are not defined herein shall have the meaning given to such terms in the Plan.

4.	Restricted Stock Units shall Vest in accordance with the vesting scheduled set forth below. Immediately after Grantee first ceases to be an Employee, Restricted Stock Units that have not Vested on or prior to such time may no longer Vest and shall be forfeited for no consideration, except as otherwise provided in the Plan.

If Grantee is an Employee of the Company without interruption from the Date of Award until each anniversary date of the Date of Award, then the Restricted Stock Units shall Vest with respect to the following percent of the number of shares of Common Stock subject to the Award:

Anniversary (Vesting) Date	Percentage of Award Vested*
%
%
%
%

*	Vested shares issued shall be rounded up in each case to the nearest whole number; provided, however, that in no event shall Grantee have the right to receive hereunder, over the entire vesting period, more than the total number of shares of Common Stock subject to the Award.

5.	Grantee shall have no rights as a shareholder with respect to any Restricted Stock Units or any shares of Common Stock subject to this Award, unless and until such shares are actually issued to Grantee.

6.

Grantee hereby exercises, as of each Vesting date for the Award, his or her right to be issued shares of Common Stock with respect to that portion of the Restricted Stock Unit that has Vested as of each such date. Accordingly, each Vesting date shall be deemed to be the date of exercise for the portion of the Award that has Vested. As soon as practicable after each Vesting date, Company shall settle Vested Restricted Stock Units by issuing shares of Common Stock to Grantee. Notwithstanding any contrary provisions of the Plan or this Agreement, Restricted Stock Units that become Vested shall be settled by payment of amounts owed thereunder on or before the later of (i) the date that is two and one-half (2 1/2) months after the end of the Grantee’s first taxable year in which such amounts are no longer subject to a substantial risk of forfeiture, or (ii) the date that is two and one-half (2 1/2) months after the end of the first taxable year of the person for whom the Grantee performed services in which such amounts are no longer subject to a substantial risk of forfeiture.

7.	No rights under the Restricted Stock Unit may be sold, pledged, assigned, hypothecated, transferred, or disposed of in any manner, other than by will or by the laws of descent or distribution.

8.	No shares of Common Stock shall be issued with respect to a Restricted Stock Unit, unless the issuance and delivery of such shares shall comply with all relevant provisions of law, including, without limitation, all securities laws, rules and regulations, and the requirements of any stock exchange upon which the shares may then be listed. Issuance of such shares is further subject to the approval of counsel for Company with respect to such compliance.

9.	Company, in its sole discretion, may take any actions reasonably believed by it to be required to comply with any local, state, or federal tax laws relating to the reporting or withholding of taxes attributable to the Restricted Stock Unit, including, but not limited to, (i) withholding, or causing to be withheld, from any form of compensation or other amount due Grantee, including but not limited to shares of Common Stock otherwise issuable pursuant to this Award, the amount required to be withheld under applicable tax laws, or (ii) as a condition to recognizing any rights of Grantee under the Award, requiring Grantee to make arrangements satisfactory to Company (including, without limitation, paying amounts) to satisfy any tax obligations.

10.	All shares of Common Stock that may be issued under this Award shall be subject to the executive stock ownership and retention guidelines, as may be in effect from time to time, adopted by the board of directors of the Company or a committee thereof.

11.	Miscellaneous.

a.	All pronouns shall be deemed to include the masculine, feminine, neuter, singular or plural forms thereof, as the context may require. All references to “paragraph” shall be deemed to refer to paragraphs of this Agreement, unless otherwise specifically stated.

b.	All notices and other writings of any kind that a party to this Agreement may or is required to give hereunder to any other party hereto shall be in writing and may be delivered by personal service or overnight courier, facsimile, or registered or certified mail, return receipt requested, deposited in the United States mail with postage thereon fully prepaid, addressed (i) if to Company, to its home office, marked to the attention of the corporate secretary of Company; or (ii) if to Grantee, to his or her address set forth on the signature page hereof. Any notice or other writings so delivered shall be deemed given, if by mail, on the second (2nd) business day after mailing and, if by other means, on the date of actual receipt by the party to whom it is addressed. Any party hereto may from time to time by notice in writing served upon the other as provided herein, designate a different mailing address or a different person to which such notices or other writings are thereafter to be addressed or delivered.

c.	Attorney’s Fees. In any action at law or in equity to enforce any of the provisions or rights under this Agreement, the unsuccessful party to such litigation, as determined by the court in a final judgment or decree, shall pay the successful party all costs, expenses and reasonable attorneys’ fees incurred by the successful party (including, without limitation, costs, expenses and fees on any appeal).

d.	Waiver. No waiver of any term, provision or condition of this Agreement, whether by conduct or otherwise, in any one or more instances, shall be deemed to be, or be construed as, a further or continuing waiver of any such term, provision or condition or as a waiver of any other term, provision or condition of this Agreement.

e.	Choice of Law. It is the intention of the parties that the internal laws of the State of Oregon (irrespective of any choice of law principles) shall govern the validity of this Agreement, the construction of its terms and the interpretation of the rights and duties of the parties.

f.	Successors in Interest. The terms, conditions and covenants of this Agreement are intended to be fully effective and binding, to the extent permitted by law, on the heirs, executors, administrators, successors and permitted assigns of the parties hereto.

IN WITNESS WHEREOF, the parties have executed this Agreement on the day and year first indicated above.

COMPANY	PACIFIC CONTINENTAL CORPORATION, an Oregon corporation

By:

Print name:

Title:

GRANTEE

Print Name:

Address:

Social Security No.

ACKNOWLEDGEMENT

Grantee hereby acknowledges that he or she has received a copy of the Plan.

Print Name: